REDDI BRAKE SUPPLY CORPORATION

                   CERTIFICATE OF AMENDMENT OF
                  CERTIFICATE OF DESIGNATION OF
                     CLASS B PREFERRED STOCK

             Nevada Revised Statutes Section 78.1955

     The undersigned, being the President and the Secretary of Reddi Brake Supply Corporation, a Nevada corporation (the
"Company"), do hereby certify that:

     1. The original Certificate of Designation (the "Certificate of Designation") of the Company's authorized preferred stock designated as Class B Preferred Stock (the "Class B Preferred Stock") was filed in the Office of the Nevada Secretary of State on March 25, 1996 and amended by the filing of amendments to the Certificate of Designation filed on March 25, 1996, April 23, 1996 and May 8, 1996.

     2. The Board of Directors of the Company, pursuant to the authority granted in Article IV of the Company's Articles of Incorporation, as amended, and pursuant to the terms of the Class B Preferred Stock, as amended, has adopted a resolution further amending the Certificate of Designation.

          Paragraph C. 4, Automatic Conversion, shall be amended to read as follows:

          (a) Automatic Conversion. Each share of Class B Preferred Stock outstanding on December 31, 1997 automatically shall be converted into Common Stock at a rate of 262.917 shares of Common Stock for each outstanding share of Class B Preferred Stock. . The conversion rate under this paragraph includes any and all accrued dividends.

     3.   The effective date of this amendment to the Class B
          Preferred Stock shall be December 15, 1997.

     4. As of the effective date and as of the execution date of this Certificate of Amendment, 60,000 shares of Class B Preferred Stock have been issued and the above resolution has been approved by a unanimous written consent of the Class B Preferred Stock holders pursuant to the terms of paragraph F of the original Class B Preferred Stock designation.

     DATED this 28th day of September, 2000




     /s/ John Chymboryk,  President           /s/ Kip Eardley, Secretary

State of Utah       )
               :ss.
County of Salt Lake )

      On  the  28th  day  of September, 2000 personally  appeared before  me, a notary public (or judge or other authorized person,

as  the case may be), duly commissioned and sworn, John Chymboryk and  Kip  Eardley, President and Secretary/Treasurer respectively of  Reddi Brake Supply Corporation, personally known or proven to me  on  the basis of satisfactory evidence to be the person whose

name   is   subscribed  to  the  foregoing  instrument  and   who

acknowledged that they executed the instrument.


     IN WITNESS WHEREOF, I have executed this notary and affixed my official seal.



                              NOTARY SEAL
/s/ Cletha Walstrand
NOTARY PUBLIC

My Commission Expires: 3-4-02